Exhibit 10.2
EXECUTION VERSION
FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT
     This Amendment to Asset Purchase Agreement (this “Amendment”) is dated October 5 2006, by and among Lam Research Corporation, a Delaware corporation (“LRC”), and/or one or more of its designated affiliates (collectively, “Buyer”), Bullen Ultrasonics, Inc., an Ohio corporation (“Company”), Eaton 122 Ltd., an Ohio limited liability company (“E122”), Bullen Semiconductor (Suzhou) Co., Ltd., a wholly foreign owned enterprise established in Suzhou New District, Suzhou, Jaingsu, PRC (“Suzhou) (Company, E122 and Suzhou are sometimes referred to as “Seller” individually or “Sellers” collectively), Mary A. Bullen, a resident of Camden, Ohio (“MB”) and Vicki A. Brown, a resident of Eaton, Ohio (“VB”) (Company, E122, Suzhou, MB and VB are referred to herein as “Seller Parties” collectively, and “Seller Party” individually).
RECITALS
     Buyer and Seller Parties are parties to that certain Asset Purchase Agreement, dated October 5, 2006 (the “Agreement”), pursuant to which Buyer has agreed to purchase, and Seller Parties have agreed to sell, certain assets of Company, E122 and Suzhou. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings assigned to them in the Agreement.
     Buyer and Seller Parties mutually acknowledge that, due to certain Chinese Legal Requirements, the required Governmental Authorizations necessary for the purchase by Buyer and the sale by Suzhou of the Assets of Suzhou, as contemplated by the Agreement, cannot be obtained prior to the date Buyer and Seller Parties originally intended to close the purchase and sale transactions contemplated by the Agreement.
     Buyer and Seller Parties desire to amend the Agreement as set forth herein such that, among other things, the closing of the purchase and sale of the Assets of Company and E122 and the closing of the purchase and sale of the Assets of Suzhou, each as contemplated in the Agreement, will be bifurcated and will take place in separate closings on separate dates.
     NOW THEREFORE, in consideration of the foregoing and the promises, covenants and agreements set forth herein and in the Agreement, the parties, intending to be legally bound, agree as follows:
1. The closing of the purchase and sale of the Assets of Company and E122 (the “US Assets”) (the “US Closing”), and the closing of the purchase and sale of the Assets of Suzhou (the “Suzhou Assets”) (the “Suzhou Closing”), shall occur in separate closings. The term “Closing Date,” when used in the Agreement, shall mean the US Closing with respect to the closing of the purchase and sale of the US Assets and shall mean the Suzhou Closing with respect to the closing of the purchase and sale of the Suzhou Assets.
2. The US Closing shall take place as provided for in and in accordance with Section 2.6 of the Agreement, provided, however, the conditions set forth in Section 7.15 of the Agreement shall not be conditions precedent to Buyer’s obligation to purchase the US Assets and the US
THE SYMBOL [***] IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

Closing. The conditions set forth in Section 7.15 of the Agreement shall be conditions precedent to the Buyer’s obligation to purchase the Suzhou Assets and the Suzhou Closing.
3. The Suzhou Closing shall take place within five (5) Business Days after the satisfaction or waiver, in accordance with the terms and provisions of the Agreement, of each of the conditions precedent of Buyer and Seller Parties, as they relate to the Suzhou Assets, set forth in Sections 7 and 8, respectively, specifically including the satisfaction of the conditions precedent set forth in Section 7.15 of the Agreement. Without limiting the foregoing, a breach or default of the Seller Parties solely with respect the US Assets and/or the representations and warranties related thereto following the US Closing, shall not be deemed a breach of the conditions of the Suzhou Closing.
4. The purchase price for the Suzhou Assets shall be Two Million Five Hundred Thousand Dollars $2,500,000, payable in rmnb to the extent required by Chinese Legal Requirements (the “Suzhou Assets Purchase Price”), which shall be paid by wire transfer on the date of the Suzhou Closing to an account specified in writing by the Selling Parties’ Representative. The amount of the Suzhou Assets Purchase Price shall be deducted from, and shall reduce on a dollar-for-dollar basis, the amount set forth in Section 2.7(b)(i) to be paid to Company. The Buyer and Seller Parties agree that the amount of the Suzhou Assets Purchase Price shall not affect, in any respect, the amounts set forth in Sections 2.7(b)(ii) — (v).
5. Sections 9.1(f) and (g) are hereby amended to grant to each of Buyer and Seller Parties the right to terminate the Agreement, subject to the proviso that the terminating party is not in material Breach of the Agreement, if the Suzhou Closing has not occurred on or prior to October 31, 2007, provided, however, such extended termination right shall only apply with respect to the Suzhou Assets and the Suzhou Closing.
6. Notwithstanding the bifurcated closings provided for in this Amendment, each of the representations, warranties, covenants, conditions (except for the condition in Section 7.15 which shall not apply to the US Closing) and obligations of Seller Parties, including without limitation, the covenants set forth in Section 5.2 and 5.6, shall apply to both the US Assets and the Suzhou Assets and shall remain in full force and effect, respectively until each closing has occurred. Without limiting the foregoing, the survival periods of the representations, warranties, covenants and obligations of Seller Parties set forth in Section 11.1, as they relate to the Suzhou Assets, shall be effective from the date of the Suzhou Closing.
7. The terms and provisions of Sections 2.8 and 2.9 of the Agreement shall not apply to the Suzhou Closing. The parties mutually agree that the determination of the Adjustment Amount, and the completion of the procedures for determining the Adjustment Amount, shall be done in connection with the US Closing only, and not in connection with the Suzhou Closing, provided, however, the determination of the Adjustment Amount, and the completion of the procedures for determining the Adjustment Amount, including but not limited to the Closing Asset Value and the Estimated Closing Asset Value, will include the Suzhou Assets at the time of the US Closing only.

8. The Purchase Price allocation provided for in Section 2.5 of the Agreement shall be prepared and furnished by Buyer, with respect to the US Assets, within forty-five (45) days after the US Closing, and shall be prepared and furnished by Buyer, with respect to the Suzhou Assets, within forty-five (45) days after the Suzhou Closing. Except as expressly provided herein, the terms and provisions of Section 2.5 of the Agreement remain unchanged and in full force and effect.
9. Notwithstanding the bifurcated closings provided for in this Amendment, the Threshold and the indemnification limitations set forth in Section 11.5 of the Agreement shall be determined on a consolidated and aggregate basis, including claims with respect to the Company and Suzhou, as if the closing of the US Assets and the Suzhou Assets had not been separated.
10. From and after the US Closing, and continuing until the Suzhou Closing, Suzhou and/or Company agree to sell and deliver to Buyer and/or to an affiliate of Buyer all of the goods and services of Suzhou, as may be requested or ordered from time to time by Buyer, at a price equal to the sum of (a) Suzhou’s monthly net cost for such goods and services (“costs of good sold”) and (b) the monthly net operating expenses (“Operating Expenses”) of Suzhou prior to the Suzhou Closing or the earlier termination of the Agreement and this Amendment, with respect to the Suzhou Assets, subject to a monthly maximum payment by Buyer of US [***] with respect to such total Operating Expenses. Additionally, any profits realized by Suzhou related to third party customer sales, in such month, shall be deducted from the monthly payment due from Buyer. The payment pursuant to clause (b) of this paragraph 10, or the reduction pursuant to clause (c) of this paragraph 10 will be made or taken by Buyer respectively on a monthly basis within twenty (20) days after the receipt of the monthly income statement of Suzhou, certified by an officer of the Company, which income statement sets forth the net operating loss or profits, as the case may be, of Suzhou in the prior month. If goods and services are sold by Suzhou to Company and/or resold, or otherwise by or through subsidiaries or affiliates, “profits” shall be measured or determined on an aggregate basis, taking into account all transactions. Buyer and Seller Parties mutually intend this Section 10 to serve as a means for Buyer to obtain the goods and services from Suzhou in a manner and at the cost and on the terms that Company previously obtained such goods and services from Suzhou. Additionally, Buyer agrees to reimburse Suzhou and/or Company at the Suzhou Closing for capital expenditures and payments made by Suzhou and/or Company to [***] after the US Closing and prior to the Suzhou Closing, pursuant to (i) Contract No. [***] between Suzhou and [***] dated August 8, 2006, for the purchase of two (2) [***], and (ii) Contract No. [***] between Suzhou and [***] dated August 29, 2006, for the purchase of one (1) [***], provided such capital expenditures and payments are not included in the Closing Asset Value.
11. “Material Damage”, for the purposes of the Suzhou Closing shall be as defined in Section 13.17 of the Agreement, except that the amount shall be $250,000. “Material”, “materially” and “materiality” as referenced in Section 1.2(d) of the Agreement, when referencing the Suzhou Closing shall refer to, or be construed in reference to the business, asset or operations of Suzhou.
12. The term and termination of the Escrow Agreement shall not be extended by virtue of the Suzhou Closing.
THE SYMBOL [***] IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

13. The Guarantees shall be applicable to all obligations of the Company and Suzhou and shall not be affected or diminished by the terms and provisions of this Amendment.
14.      (a) The defined terms used herein shall be the same meanings given to them in the Agreement except to the extent expressly provided herein.
     (b) The terms and conditions of the Agreement shall remain in full force and effect except to the extent expressly provided herein.
     (c) It is the intent of the parties that the terms, conditions, representations, warranties and covenants in the Agreement shall apply, respectively, to the sale and purchase of the Suzhou Assets, to and at the time of the Suzhou Closing, and as to the sale and purchase of the US Assets, to and at the time of the US Closing, except to the extent expressly provided herein.
15. If the Suzhou Closing has not occurred on or before October 31, 2007, then after such date Seller Parties may sell the Suzhou Assets to a third party and such sale shall not be deemed a breach or default of the Noncompetition Agreements. The parties agree that all intangible rights and properties, including the Intellectual Property Assets included in the Assets as defined in the Agreement (but excluding the Excluded IP) shall be deemed US Assets sold to Buyer as part of the US Closing and neither the Company or Suzhou shall have any rights or interests with respect thereto.
16. Seller Parties and Buyer agree to use their mutual best efforts, consistent with the terms of the Agreement and this Amendment, to satisfy the conditions in Section 7.15 of the Agreement.
17. Seller Parties agree to operate Suzhou in the Ordinary Course of Business. Without limiting the foregoing, Suzhou will not sell or market products or services to Third Parties in amounts or volumes inconsistent with its prior sales to Third Parties. In addition, if Suzhou and Buyer agree to materially increase the sales or production of Suzhou from the historical levels of the prior twelve months, Suzhou and Buyer agree to negotiate in good faith an increase in the maximum payment of net operating losses by Buyer contained in paragraph 10(b).
18. Except as set forth herein, all terms of the Agreement shall remain unchanged and in full force and effect.
[signature page follows]

SELLERS:		BUYERS:

Bullen Ultrasonics, Inc.		Lam Research Corporation

	/s/ Stephen K. Brown		/s/ Stephen G. Newberry

By:	Stephen K. Brown	By:	Stephen G. Newberry

Title:	President	Title:	President and Chief Executive Officer

Eaton 122, Ltd.

/s/ Mary A. Bullen

By:	Mary A. Bullen

Title:	Partner

Bullen Semiconductor (Suzhou) Co., Ltd.

/s/ Stephen K. Brown

By:	Stephen K. Brown

Title:	President

Shareholders

/s/ Mary A. Bullen	/s/ Vicki A. Brown

Mary A. Bullen, individually	Vicki A. Brown, individually

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